Exhibit 99.1


The Public Service Company of New Mexico Master Employee Savings Plan and Trust (the "Plan") has made reasonable efforts to obtain Arthur Andersen LLP's ("Andersen") required written consent to incorporate its audit opinion on the December 31, 2001 and 2000 Plan financial statements into the Plan's open registration statement on Form S-8 (Registration No. 333-61598) as required by
Section 7 of the Securities Act. Andersen has declined to provide its consent due to the fact that the engagement partner for the audit of the Plan's 2001 and 2000 financial statements is no longer associated with the firm. Pursuant to the Rule 435a, the Plan will dispense with the requirement to file Andersen's written consent in its Form 11-K filing. Investors should be aware that the issuance of a written consent provides assurance that the auditor believes his opinion on the financial statements may be relied upon. A lack of consent does not invalidate the audit opinion; however, because Andersen did not consent to the use of its opinion on the Plan's financial statements, any reliance on Andersen's audit opinion by the investor bears the risk that the investor may be limited in any action to recover losses from Andersen resulting from such reliance.